The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September 22, 2023

September , 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Capped Bearish Dual Directional Accelerated Barrier Notes Linked to the Best Performing of the Common Stock of NVIDIA Corporation, the Common Stock of Netflix, Inc. and the Common Stock of Royal Caribbean Cruises Ltd. due October 3, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes provide bearish exposure to the best performing of the Reference Stocks. The notes are designed for investors who seek a positive return of at least 2.25, which we refer to as the Downside Leverage Factor, times any depreciation of the best performing of the Reference Stocks at maturity. Under these circumstances, assuming a Downside Leverage Factor of 2.25, the return on the notes at maturity is effectively capped at 225.00%. If the best performing Reference Stock depreciates, investors will receive a lower return on the note at maturity than if the notes were linked to the worst performing Reference Stock.
•	The notes are also designed for investors who seek a capped, unleveraged return equal to any appreciation of the best performing Reference Stock at maturity (up to 50.00%) if the Final Value of each Reference Stock is less than or equal to 150.00% of its Initial Value, which we refer to as a Barrier Amount.
•	Investors should be willing to forgo interest and dividend payments and, if the Final Value of any Reference Stock is greater than its Barrier Amount, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Reference Stocks. Payments on the notes are linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about September 29, 2023 and are expected to settle on or about October 4, 2023.
•	CUSIP: 48134A6X8

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the notes priced today, the selling commissions would be approximately $2.50 per $1,000 principal amount note and in no event will these selling commissions exceed $7.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $965.70 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Reference Stocks: As specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Downside Leverage Factor: At least 2.25 (to be provided in the pricing supplement)

Barrier Amount: With respect to each Reference Stock, 150.00% of its Initial Value, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Pricing Date: On or about September 29, 2023

Original Issue Date (Settlement Date): On or about October 4, 2023

Observation Date*: September 30, 2024

Maturity Date*: October 3, 2024

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Value of each Reference Stock is less than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Worst Bearish Stock Return × Downside Leverage Factor)

Under these circumstances, assuming a Downside Leverage Factor of 2.25, the return on the notes at maturity is effectively capped at 225.00%, for a maximum payment at maturity of $3,250.00 per $1,000 principal amount note.

If the Final Value of any Reference Stock is equal to or greater than its Initial Value but the Final Value of each Reference Stock is less than or equal to its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Stock Return of the Best Performing Reference Stock)

This payout formula results in an effective cap of 50.00% on your return at maturity if the Worst Bearish Stock Return is positive. Under these limited circumstances, your maximum payment at maturity is $1,500.00 per $1,000 principal amount note.

If the Final Value of any Reference Stock is greater than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Worst Bearish Stock Return)

In no event, however, will the payment at maturity be less than $0.

If the Final Value of any Reference Stock is greater than its Barrier Amount, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Absolute Stock Return: With respect to each Reference Stock, the absolute value of its Bearish Stock Return. For example, if the Bearish Stock Return of a Reference Stock is     -5%, its Absolute Stock Return will equal 5%.

Best Performing Reference Stock: The Reference Stock with the Worst Bearish Stock Return

Worst Bearish Stock Return: The lowest of the Bearish Stock Returns of the Reference Stocks

Bearish Stock Return:

With respect to each Reference Stock,

(Initial Value – Final Value)
Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing value of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Capped Bearish Dual Directional Accelerated Barrier Notes Linked to the Best Performing of the Common Stock of NVIDIA Corporation, the Common Stock of Netflix, Inc. and the Common Stock of Royal Caribbean Cruises Ltd.

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Initial Value	Barrier Amount
Common stock of NVIDIA Corporation, par value $0.001 per share	NVDA	$	$
Common stock of Netflix, Inc., par value $0.001 per share	NFLX	$	$
Common stock of Royal Caribbean Cruises Ltd., par value $0.01 per share	RCL	$	$

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical total return and payment at maturity on the notes linked to three hypothetical Reference Stocks. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

•	an Initial Value for the Best Performing Reference Stock of $100.00;
•	a Downside Leverage Factor of 2.25; and
•	a Barrier Amount for the Best Performing Reference Stock of $150.00 (equal to 150.00% of its hypothetical Initial Value).

As used in this section, the Stock Return of a Reference Stock is equal to (Final Value – Initial Value) / Initial Value. The hypothetical Initial Value of the Best Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Reference Stock. The actual Initial Value of each Reference Stock will be the closing price of one share of that Reference Stock on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Reference Stock, please see the historical information set forth under “The Reference Stocks” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Value of the Best Performing Reference Stock	Stock Return of the Best Performing Reference Stock	Worst Bearish Stock Return	Absolute Stock Return of the Best Performing Reference Stock	Total Return on the Notes	Payment at Maturity (1)
$200.00	100.00%	-100.00%	N/A	-100.00%	$0.00
$190.00	90.00%	-90.00%	N/A	-90.00%	$100.00
$180.00	80.00%	-80.00%	N/A	-80.00%	$200.00
$165.00	65.00%	-65.00%	N/A	-65.00%	$350.00
$160.00	60.00%	-60.00%	N/A	-60.00%	$400.00
$150.01	50.01%	-50.01%	N/A	-50.01%	$499.90
$150.00	50.00%	-50.00%	50.00%	50.00%	$1,500.00
$140.00	40.00%	-40.00%	40.00%	40.00%	$1,400.00
$130.00	30.00%	-30.00%	30.00%	30.00%	$1,300.00
$120.00	20.00%	-20.00%	20.00%	20.00%	$1,200.00
$110.00	10.00%	-10.00%	10.00%	10.00%	$1,100.00
$105.00	5.00%	-5.00%	5.00%	5.00%	$1,050.00
$101.00	1.00%	-1.00%	1.00%	1.00%	$1,010.00
$100.00	0.00%	0.00%	0.00%	0.00%	$1,000.00
$95.00	-5.00%	5.00%	N/A	11.25%	$1,112.50
$90.00	-10.00%	10.00%	N/A	22.50%	$1,225.00
$80.00	-20.00%	20.00%	N/A	45.00%	$1,450.00
$70.00	-30.00%	30.00%	N/A	67.50%	$1,675.00
$60.00	-40.00%	40.00%	N/A	90.00%	$1,900.00
$50.00	-50.00%	50.00%	N/A	112.50%	$2,125.00
$40.00	-60.00%	60.00%	N/A	135.00%	$2,350.00
$30.00	-70.00%	70.00%	N/A	157.50%	$2,575.00
$20.00	-80.00%	80.00%	N/A	180.00%	$2,800.00
$10.00	-90.00%	90.00%	N/A	202.50%	$3,025.00
$0.00	-100.00%	100.00%	N/A	225.00%	$3,250.00

(1) In no event will the payment at maturity be less than $0.

PS-2 | Structured Investments

Capped Bearish Dual Directional Accelerated Barrier Notes Linked to the Best Performing of the Common Stock of NVIDIA Corporation, the Common Stock of Netflix, Inc. and the Common Stock of Royal Caribbean Cruises Ltd.

The following graph demonstrates the hypothetical payments at maturity on the notes for a range of Stock Returns of the Best Performing Reference Stock detailed in the table above (-100% to 100%). There can be no assurance that the performance of the Best Performing Reference Stock will result in the return of any of your principal amount.

How the Notes Work

Reference Stock Depreciation Upside Scenario:

If the Final Value of each Reference Stock is less than its Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Worst Bearish Stock Return times the Downside Leverage Factor of at least 2.25. Under these circumstances, assuming a hypothetical Downside Leverage Factor of 2.25, the return on the note at maturity is effectively capped at 225.00%.

•	Assuming a hypothetical Downside Leverage Factor of 2.25, if the closing price of one share of the Best Performing Reference Stock declines 10.00%, investors will receive at maturity a return equal to 22.50%, or $1,225.00 per $1,000 principal amount note.

Reference Stock Par or Reference Stock Appreciation Upside Scenario:

If the Final Value of any Reference Stock is equal to or greater than its Initial Value but the Final Value of each Reference Stock is less than or equal to its Barrier Amount of 150.00% of its Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Absolute Stock Return of the Best Performing Reference Stock.

•	For example, if the closing price of one share of the Best Performing Reference Stock increases 10.00%, investors will receive at maturity a return equal to 10.00%, or $1,100.00 per $1,000 principal amount note.

Downside Scenario:

If the Final Value of any Reference Stock is greater than its Barrier Amount of 150.00% of its Initial Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value of the Best Performing Reference Stock is greater than its Initial Value, provided that the payment at maturity will not be less than $0.

•	For example, if the closing price of one share of the Best Performing Reference Stock increases 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-3 | Structured Investments

Capped Bearish Dual Directional Accelerated Barrier Notes Linked to the Best Performing of the Common Stock of NVIDIA Corporation, the Common Stock of Netflix, Inc. and the Common Stock of Royal Caribbean Cruises Ltd.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Value of any Reference Stock is greater than its Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Best Performing Reference Stock is greater than its Initial Value, provided that the payment at maturity will not be less than $0. Accordingly, under these circumstances, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES ARE BEARISH ON THE REFERENCE STOCKS —

Because the notes are bearish on the Reference Stocks and the absolute return feature applies only to a limited range of positive performance of the Best Performing Reference Stock, your return on the notes will not benefit from any appreciation of any Reference Stock over the term of the notes above its Barrier Amount and, if the Final Value of the Best Performing Reference Stock is greater than its Barrier Amount, you will lose more than 50.00% of your principal amount at maturity and may lose all of your principal amount at maturity.

•	YOUR RETURN ON THE NOTES IS EFFECTIVELY CAPPED IF THE BEST PERFORMING REFERENCE STOCK HAS DEPRECIATED.

If the Final Value of each Reference Stock is less than its Initial Value, assuming a Downside Leverage Factor of 2.25, the return on the notes at maturity is effectively capped at 225.00%. The maximum payment at maturity if the Best Performing Reference Stock has depreciated is $3,250.00 per $1,000 principal amount note.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE BARRIER AMOUNT IF THE BEST PERFORMING REFERENCE STOCK HAS APPRECIATED —

Because the payment at maturity will not reflect the Absolute Stock Return of the Best Performing Reference Stock if its Final Value is greater than its Barrier Amount, the Barrier Amount effectively caps your return at 50.00% at maturity if the Best Performing Reference Stock has appreciated. The maximum payment at maturity if the Best Performing Reference Stock has appreciated is $1,500.00 per $1,000 principal amount note.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	YOU ARE EXPOSED TO THE RISK OF INCREASE IN THE PRICE OF ONE SHARE OF EACH REFERENCE STOCK —

Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock. Positive performance by any of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by negative performance by any other Reference Stock.

PS-4 | Structured Investments

Capped Bearish Dual Directional Accelerated Barrier Notes Linked to the Best Performing of the Common Stock of NVIDIA Corporation, the Common Stock of Netflix, Inc. and the Common Stock of Royal Caribbean Cruises Ltd.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE BEST PERFORMING REFERENCE STOCK.
•	THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —

If the Final Value of any Reference Stock is greater than its Barrier Amount, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any appreciation of the Best Performing Reference Stock, which will negatively affect the payment at maturity.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A REFERENCE STOCK RISING ABOVE ITS BARRIER AMOUNT IS GREATER IF THE PRICE OF ONE SHARE OF THAT REFERENCE STOCK IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Downside Leverage Factor.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-5 | Structured Investments

Capped Bearish Dual Directional Accelerated Barrier Notes Linked to the Best Performing of the Common Stock of NVIDIA Corporation, the Common Stock of Netflix, Inc. and the Common Stock of Royal Caribbean Cruises Ltd.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Reference Stocks. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Reference Stocks

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES WITH RESPECT TO THE COMMON STOCK OF ROYAL CARIBBEAN CRUISES LTD. —

The common stock of Royal Caribbean Cruises Ltd. has been issued by a non-U.S. company.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-6 | Structured Investments

Capped Bearish Dual Directional Accelerated Barrier Notes Linked to the Best Performing of the Common Stock of NVIDIA Corporation, the Common Stock of Netflix, Inc. and the Common Stock of Royal Caribbean Cruises Ltd.

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”) without independent verification.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on September 21, 2023
Common stock of NVIDIA Corporation, par value $0.001 per share	NVDA	The Nasdaq Stock Market	000-23985	$410.17
Common stock of Netflix, Inc., par value $0.001 per share	NFLX	The Nasdaq Stock Market	001-35727	$384.15
Common stock of Royal Caribbean Cruises Ltd., par value $0.01 per share	RCL	New York Stock Exchange	001-11884	$94.32

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	NVIDIA Corporation invented the graphics processing unit (GPU) and has leveraged its GPU architecture to create platforms for scientific computing, artificial intelligence, data science, autonomous vehicles, robotics and augmented and virtual reality.
•	Netflix, Inc. is an entertainment service, offering TV series, films and games.
•	Royal Caribbean Cruises Ltd., a Liberian company, is a cruise company that owns and operates three cruise brands: Royal Caribbean International, Celebrity Cruises and Silversea Cruises and owns a 50% joint venture interest in TUI Cruises GmbH, which operates the German brands TUI Cruises and Hapag-Lloyd Cruises.

Historical Information

The following graphs set forth the historical performance of each Reference Stock based on the weekly historical closing prices of one share of that Reference Stock from January 5, 2018 through September 15, 2023.   The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Reference Stock on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Reference Stocks will result in the return of any of your principal amount.

PS-7 | Structured Investments

Capped Bearish Dual Directional Accelerated Barrier Notes Linked to the Best Performing of the Common Stock of NVIDIA Corporation, the Common Stock of Netflix, Inc. and the Common Stock of Royal Caribbean Cruises Ltd.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income. While the

PS-8 | Structured Investments

Capped Bearish Dual Directional Accelerated Barrier Notes Linked to the Best Performing of the Common Stock of NVIDIA Corporation, the Common Stock of Netflix, Inc. and the Common Stock of Royal Caribbean Cruises Ltd.

notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. In light of the bearish economics of the notes, payment on the notes to Non-U.S. Holders will not be subject to Section 871(m).

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions,

PS-9 | Structured Investments

Capped Bearish Dual Directional Accelerated Barrier Notes Linked to the Best Performing of the Common Stock of NVIDIA Corporation, the Common Stock of Netflix, Inc. and the Common Stock of Royal Caribbean Cruises Ltd.

projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-10 | Structured Investments

Capped Bearish Dual Directional Accelerated Barrier Notes Linked to the Best Performing of the Common Stock of NVIDIA Corporation, the Common Stock of Netflix, Inc. and the Common Stock of Royal Caribbean Cruises Ltd.